Exhibit 3.1

THIRD AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SRC ENERGY INC.

SRC Energy Inc., a corporation organized and existing under the laws of the State of Colorado, hereby certifies as follows:

A.                                    These Third Amended and Restated Articles of Incorporation, which amend and restate the original Articles of Incorporation of the Corporation and all amendments and restatements thereto prior to the date hereof (the “Prior Articles”), have been approved by the Board of Directors of the Corporation (the “Board of Directors”) and the shareholders of the Corporation pursuant to Section 7-110-103 of the Colorado Business Corporation Act.

B.                                    The Prior Articles are hereby amended and restated in their entirety to read as follows:

ARTICLE I.                                                              Name. The name of the Corporation is SRC Energy Inc.

ARTICLE II.                                                         Duration. The Corporation shall have perpetual duration.

ARTICLE III.                                                    Capital Structure.

Section 1.                                           Authorized Capital. The total number of shares of all classes which the Corporation shall have authority to issue is 410,000,000, of which 10,000,000 shall be Preferred Shares, par value $.01 per share, and 400,000,000 shall be Common Shares, par value $.001 per share, and the designation, preferences, limitations and relative rights of the shares of each class are as set forth below.

Section 2.                                           Preferred Shares. Shares of Preferred Stock may be divided into such series as may be established, from time to time, by the Board of Directors. The Board of Directors, from time to time, may fix and determine the designation and number of shares of any series and the relative rights and preferences of the shares of any series so established as to distinguish the shares thereof from the shares of all other series. The Board of Directors is also authorized, within limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any such series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

Section 3.                                           Common Shares.

A.                                    The rights of holders of Common Shares to receive dividends or share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the Corporation shall be subject to the preferences, limitations and relative rights of the Preferred

Shares fixed in the resolution or resolutions which may be adopted from time to time by the Board of Directors providing for the issuance of one or more series of the Preferred Shares.

B.  The holders of the Common Shares shall be entitled to one vote for each Common Share held by them of record at the time for determining the holders thereof entitled to vote.

ARTICLE IV.                                                                 Voting by Shareholders

Section 1.                                           Cumulative Voting. Cumulative voting shall not be allowed in the election of directors of the Corporation and every shareholder entitled to vote at such election shall have the right to vote the number of shares owned by him for as many persons as there are directors to be elected, and for whose election he has a right to vote.

Section 2.                                           Denial of Preemptive Rights. No shareholder of the Corporation shall by reasons of his holding shares of any class or series have any preemptive or preferential rights to purchase or subscribe to any shares of any class or series of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class or series now or hereafter to be authorized, whether or not the issuance of any such shares or notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of such shareholder, other than such rights, if any, as the Board of Directors, in its discretion from time to time, may grant, and at such price as the Board of Directors, in its discretion, may fix; and the Board of Directors, if otherwise authorized by the provisions of these Articles of Incorporation, may issue shares of any class or series of the Corporation or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class or series, without offering any such shares of any class or series either in whole or in part to the existing shareholders of any class or series.

Section 3.                                           Action by Written Consent. Any action required or permitted by the Colorado Business Corporation Act to be taken at a shareholders’ meeting may be taken without a meeting if the shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted, consent to such action in writing.

Section 4.                                           Quorum. The presence of one-third of the votes entitled to be cast on any matter by a voting group constitutes a quorum of that voting group for action on the matter.

ARTICLE V.                                                                      Limitations on Director Liability. To the fullest extent permitted by the Colorado Business Corporation Act as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, so long as such director acted in good faith.

IN WITNESS WHEREOF, the undersigned has executed these Third Amended and Restated Articles of Incorporation as of this 18th day of May 2018.

SRC ENERGY INC.

By:	/s/ Cathleen M. Osborn
Name:	Cathleen M. Osborn
Title:	Executive Vice President, General Counsel and Secretary